Prospectus Supplement No. 1 dated August 29, 2005 (to Prospectus dated June 30, 2005)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-119406

$65,000,000

1% Convertible Subordinated Notes due 2010 and

the Common Stock issuable upon conversion of the Notes

The following table updates the “Selling Securityholders” section of the prospectus dated June 30, 2005 with respect to the beneficial ownership of the selling securityholder named below. This prospectus supplement is not complete without, and may not be delivered and should not be used except in connection with, the prospectus.

NAME	PRINCIPAL AMOUNT OF NOTES BENEFICIALLY OWNED THAT MAY BE SOLD	PERCENTAGE OF NOTES OUTSTANDING	NUMBER OF SHARES OF COMMON STOCK OWNED PRIOR TO THE OFFERING (1)	NUMBER OF SHARES OF COMMON STOCK THAT MAY BE SOLD (1)	PERCENTAGE OF COMMON STOCK OUTSTANDING (2)
Basso Multi-Strategy Holding Fund Ltd.	500,000	*	38,937	38,937	*

*	Less than 1%
(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 77.8743 shares per $1,000 principal amount of notes. However, this conversion price is subject to adjustment as described under “Description of Notes—Conversion of the Notes.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 51,948,986 shares of common stock outstanding as of August 26, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

We prepared this prospectus supplement based on the information supplied to us by the selling securityholder named in the table. The information provided in this prospectus supplement is current as of August 29, 2005.

The selling securityholder listed above and in the prospectus may have sold or transferred some or all of its notes or the underlying common stock since the date on which it provided us with information regarding its notes and common stock, and we have not made any independent inquires as to the foregoing. Information about selling securityholders may change over time. Any changed information will be set forth to the extent provided to us by the selling securityholders, in further supplements to the prospectus, if and when necessary.

Because the selling securityholder listed above and in the prospectus may offer all or some of its notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholder upon the termination of any particular offering. See “Plan of Distribution” in the prospectus.